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                                                                      EXHIBIT 12

                         HCA -- THE HEALTHCARE COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
       FOR THE QUARTERS AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999
                             (DOLLARS IN MILLIONS)

                                                                QUARTER      NINE MONTHS
                                                              -----------   -------------
                                                              2000   1999   2000    1999
                                                              ----   ----   ----   ------
EARNINGS:
Income before minority interests and income taxes...........  $319   $247   $496   $1,065
Fixed charges, excluding capitalized interest...............   173    147    479      435
                                                              ----   ----   ----   ------
                                                              $492   $394   $975   $1,500
                                                              ====   ====   ====   ======
FIXED CHARGES:
Interest charged to expense.................................  $147   $122   $402   $  351
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    26     25     77       84
                                                              ----   ----   ----   ------
Fixed charges, excluding capitalized interest...............   173    147    479      435
Capitalized interest........................................     6      5     17       16
                                                              ----   ----   ----   ------
                                                              $179   $152   $496   $  451
                                                              ====   ====   ====   ======
Ratio of earnings to fixed charges..........................  2.75   2.59   1.97     3.33
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